 EXHIBIT 99.1

AeroCentury Corp. Reports 3Q2020 Earnings
November 11, 2020

Harold M. Lyons
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Third Quarter 2020 Results

BURLINGAME, California, November 11, 2020 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a third quarter 2020 net loss of $4.1 million, or ($2.64) per share, compared to a net loss of $8.2 million, or ($5.32) per share, for the third quarter of 2019.

In the first nine months of 2020, the Company reported a net loss of $27.8 million, or $(17.97) per share, compared to a net loss of $9.6 million, or $(6.22) per share, in the first nine months of 2019.

Results for the quarter ended September 30, 2020 included impairment losses totaling $0.3 million, which were recognized as a result of a write-down of the fair value, based on estimated future cash flow, with respect to two regional jet aircraft that were then held for lease and which were subsequently sold in October 2020. Results also included a $0.1 million write-down of an older turboprop aircraft that is held for sale and that the Company anticipates selling during the fourth quarter of 2020.

Third Quarter 2020 Highlights and Comparative Data

●
Net loss was $4.1 million compared to a loss of $13.5 million in the preceding quarter and a loss of $8.2 million a year ago.
● EBITDA(1) was $0.9 million compared to ($8.3) million in the preceding quarter and ($5.2) million a year ago.
●
Average portfolio utilization was 89% during the third quarter of 2020, compared to 91% in the preceding quarter and 97% in the third quarter of 2019. The year-to-year decrease was due to aircraft that were on lease in the 2019 period, but off lease in the 2020 period.
●
Revenues in the third quarter of 2020 and the first nine months of 2020 consisted primarily of operating lease revenue. Operating lease revenue of $3.2 million in the third quarter was 26% less than the $4.4 million in revenue recorded in the second quarter as a result of a decrease in rent revenue for two assets that were sold in October 2020 and for which proceeds received from the lessee were allocated to past due rent as of June 30, 2020 and purchase of the aircraft. The second quarter reflected reduced rent for two aircraft due to concessions granted to one of the Company’s customers as a result of the COVID-19 pandemic, for which rent returned to normal levels in the third quarter. Third quarter operating lease revenue in the current year was 52% lower than the $6.7 million in the third quarter of 2019 primarily due to reduced rent income resulting from the early termination of four aircraft leases with one of the Company’s customers in the third quarter of 2019 and the decreased rent associated with the two aircraft that were sold in October 2020. During the third quarter of 2019, the Company recorded $17.0 million of maintenance reserves revenue related to the lease terminations.
●
Total operating expenses decreased by 64% to $7.0 million in the third quarter of 2020 from $19.2 million in the preceding quarter, and decreased 80% from $34.5 million in the third quarter a year ago.
o
During the third quarter of 2020, the Company recognized asset impairments of $0.3 million, which were recognized as a result of a write-down of the fair value, based on estimated future cash flow, with respect to two regional jet aircraft that were held for lease at September 30, 2020 and which were subsequently sold in October 2020. The Company also recorded a $0.1 million write-down of an older turboprop aircraft that is held for sale and that the Company anticipates selling during the fourth quarter of 2020.
o
During the second quarter of 2020, the Company recognized asset impairments of $9.7 million as a result of appraised values on three regional jet aircraft held for sale and estimated sales proceeds for three aircraft, one of which is held for sale. During the third quarter of 2019, the Company recognized $23.4 million in impairments for four aircraft repossessed from one of the Company’s lessees, based on appraised values for three of the aircraft and expected sales proceeds for the fourth aircraft along with two other assets that were held for sale, based on expected sales proceeds.
o
Depreciation expense decreased by 33% to $1.3 million in the third quarter of 2020 from $2.0 million in the preceding quarter and decreased by 55% from $3.0 million in the third quarter a year ago, due to the reclassification of several aircraft from held for lease to held for sale during the third quarter of 2019 and because the Company did not record depreciation in the third quarter of 2020 for two aircraft that were written down to the net sale value at June 30, 2020.
o
Interest expense decreased by 32% to $3.0 million in the third quarter of 2020 from $4.5 million in the preceding quarter, primarily because the second quarter included a $1.5 million write-off of a portion of the Company’s unamortized debt issuance costs, which resulted from the conversion of the Company’s revolving credit facility to a term loan in May 2020. Interest expense increased 29% from $2.3 million in the third quarter of 2019, primarily as a result of a higher average interest rate, the effect of which was partially offset by a lower average outstanding balance.
o
The Company recorded no bad debt expense during the second or third quarters of 2020. As a result of payment delinquencies by two customers that leased three of the Company’s aircraft subject to finance leases, the Company recorded a bad debt expense of $3.9 million during the third quarter of 2019.
o
Salaries, employee benefits and professional fees and other expenses decreased 28% to $2.1 million in the third quarter of 2020 from $2.9 million in preceding quarter, primarily due to lower legal fees related to the May 2020 conversion of the Company revolving credit facility to a term loan in May 2020 and litigation related to an activist shareholder, as well as lower consulting expenses related to the May 2020 debt conversion and decreased amortization related to the Company’s office lease right of use. Such expenses increased by 28% from $1.6 million in the third quarter of 2019, primarily due to increased legal expenses and consulting expenses related to the debt conversion and activist shareholder.
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Book value per share was $(2.35) as of September 30, 2020, compared to $0.22 at June 30, 2020 and $19.48 a year ago.

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of eleven aircraft, spread over five different aircraft types. Nine of the aircraft, comprised of seven regional jets and two turboprops, are held for lease. Two additional turboprops are held under sales-type leases. The Company also has three turboprop aircraft, two of which are being sold in parts, and three regional jet aircraft that are held for sale. The current customer base comprises six customers operating in four countries.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include statements regarding the anticipated sale of an aircraft in the fourth quarter of 2020. The Company’s beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the Company’s failure to meet closing conditions set forth in purchase agreement for the aircraft, further disruptions to the airline industry due to the COVID pandemic, and other unforeseen events or general economic conditions. The forward-looking statements in this press release and the Company’s future results of operations are subject to additional risks and uncertainties set forth under the heading “Factors that May Affect Future Results and Liquidity” in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company’s latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

(1) EBITDA is a non-GAAP measure. See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

AeroCentury Corp. Reports 3Q2020 Earnings
November 11, 2020

Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Operating lease revenue	$3,249	$4,379	$6,706	$12,396	$20,820
Maintenance reserves revenue	221	-	16,968	221	16,968
Finance lease revenue	-	-	269	56	765
Net gain on disposal of assets	20	13	44	9	322
Loss on sales-type finance leases	-	-	-	-	(171)
Other (loss)/income	-	-	-	(23)	12
	3,490	4,392	23,987	12,659	38,716

Interest	3,020	4,460	2,348	13,493	7,745
Professional fees and other	1,588	2,398	1,100	5,049	3,125
Depreciation	1,342	2,002	2,970	5,515	9,141
Salaries and employee benefits	499	518	529	1,534	1,749
Impairment	439	9,727	23,355	16,820	24,923
Maintenance costs	78	88	256	246	373
Bad debt expense	-	-	3,918	1,170	3,918
	6,966	19,193	34,476	43,827	50,974

Loss before income tax provision/(benefit)	(3,476)	(14,801)	(10,489)	(31,168)	(12,258)

Income tax provision/(benefit)	605	(1,283)	(2,258)	(3,391)	(2,641)

Net loss	$(4,081)	$(13,518)	$(8,231)	$(27,777)	$(9,617)

Loss per share:
Basic	$(2.64)	$(8.74)	$(5.32)	$(17.97)	$(6.22)
Diluted	$(2.64)	$(8.74)	$(5.32)	$(17.97)	$(6.22)

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,545,884	1,545,884	1,545,884
Diluted	1,545,884	1,545,884	1,545,884	1,545,884	1,545,884

AeroCentury Corp. Reports 3Q2020 Earnings
November 11, 2020

Condensed Consolidated Balance Sheets
(in thousands) (Unaudited)

ASSETS
	September 30,	December 31,
	2020	2019

Cash and cash equivalents	$4,864	$2,350
Restricted cash	50	1,077
Accounts receivable	123	1,140
Finance leases receivable, net of allowance for doubtful accounts	2,880	8,802
Aircraft, net of accumulated depreciation	96,052	108,369
Assets held for sale	15,332	26,036
Property, equipment and furnishings, net of accumulated depreciation	15	63
Office lease right of use, net of accumulated amortization	159	948
Deferred tax asset	1,185	518
Prepaid expenses and other assets	361	293
Total assets	$121,021	$149,596
LIABILITIES AND STOCKHOLDERS’ (DEFICIT)/EQUITY
Liabilities:
Accounts payable and accrued expenses	$1,082	$736
Accrued payroll	172	164
Notes payable and accrued interest, net of unamortized debt issuance costs	111,575	111,638
Derivative liability	875	1,825
Derivative termination liability	3,075	-
Lease liability	171	337
Maintenance reserves	1,805	4,413
Accrued maintenance costs	122	446
Security deposits	4,160	1,034
Unearned revenues	1,578	3,039
Deferred income taxes	-	2,530
Income taxes payable	36	175
Total liabilities	124,651	126,337

Stockholders’ (deficit)/equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
(Accumulated deficit)/retained earnings	(16,895)	10,882
Accumulated other comprehensive loss	(483)	(1,371)
Treasury stock	(3,037)	(3,037)
Total stockholders’ (deficit)/equity	(3,630)	23,259
Total liabilities and stockholders’ (deficit)/equity	$121,021	$149,596

AeroCentury Corp. Reports 3Q2020 Earnings
November 11, 2020

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax provision/(benefit). The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net (loss)/income or any other measure of financial performance calculated and presented in accordance with GAAP. Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business. The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.

	For the Three Months Ended (in thousands)
	September 30,	June 30,	September 30,
	2020	2020	2019
Reconciliation of Net loss to EBITDA:
Net loss	$(4,081)	$(13,518)	$(8,231)
Depreciation	1,342	2,002	2,970
Interest	3,020	4,460	2,348
Income tax provision/(benefit)	605	(1,283)	(2,258)
EBITDA:	886	(8,339)	(5,171)